  EXHIBIT 99.1

SOLITRON DEVICES, INC. ANNOUNCES FISCAL 2022 SECOND QUARTER RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (“Solitron” or the “Company”) is pleased to announce strong fiscal 2022 second quarter results.

FISCAL 2022 SECOND QUARTER HIGHLIGHTS

➢	Net sales increased 36% to approximately $4.23 million in the fiscal 2022 second quarter versus $3.10 million in the fiscal 2021 second quarter.

➢	Net bookings decreased 36% to $1.08 million in the fiscal 2022 second quarter versus $1.68 million in the fiscal 2021 second quarter.

➢	Net income increased 286% to $2.45 million, or $1.18 per share, in the fiscal 2022 second quarter versus $0.64 million, or $0.31 per share, in the fiscal 2021 second quarter.

FISCAL 2022 SIX MONTH HIGHLIGHTS

➢	Net sales increased 40% to approximately $7.84 million in the first six months of fiscal 2022 versus $5.60 million in the first six months of fiscal 2021.

➢	Net bookings decreased 1% to $3.11 million in the first six months of fiscal 2022 versus $3.14 million in the first six months of fiscal 2021.

➢	Net income increased 246% to $3.48 million, or $1.67 per share, in the first six months of fiscal 2022 versus $1.00 million, or $0.49 per share, in the first six months of fiscal 2021.

Fiscal Second Quarter Results

In the fiscal 2022 second quarter, ended August 31, 2021, net sales increased 36% to approximately $4.23 million as compared to $3.10 million in the fiscal 2021 second quarter.   Bookings decreased approximately 36% to approximately $1.08 million in the fiscal 2022 second quarter as compared to $1.68 million in the fiscal 2021 second quarter.    As a reminder our quarterly bookings are highly variable due to the size and timing of receipt of orders.

The 36% increase in net sales along with tight cost control and favorable product mix resulted in gross profit increasing 97% from $1,125,000 in the fiscal 2021 second quarter to $2,220,000 in the fiscal 2022 second quarter.   SG&A expenses increased from $526,000 in the fiscal 2021 second quarter to $659,000 in the fiscal 2022 second quarter.  The increase is largely due to increased professional fees, an increase in selling and marketing costs largely due to higher sales commissions on new products, and increased bonus accrual.

Operating income increased 161% from $599,000 in the fiscal 2021 second quarter to $1,561,000 in the fiscal 2022 second quarter.   Other income increased from $36,000 in the fiscal 2021 second quarter to $889,000 in the fiscal 2022 second quarter.  The fiscal 2022 second quarter included PPP loan forgiveness of $812,000 and scrap income of $82,000.

Net income increased by 286% from $635,000, or $0.31 per share, in the fiscal 2021 second quarter to $2,450,000, or $1.18 per share, in the fiscal 2022 second quarter.

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Six Month Results through August 31, 2021

In the first six months of fiscal 2022, net sales increased 40% to approximately $7.84 million as compared to $5.60 million in the first six months of fiscal 2021.   Bookings decreased approximately 1% to approximately $3.11 million in the first six months of fiscal 2022 as compared to $3.14 million in the first six months of fiscal 2021.

The 40% increase in net sales along with tight cost control and favorable product mix resulted in gross profit increasing 96% from $1,981,000 in the first six months of fiscal 2021 to $3,884,000 in the first six months of fiscal 2022.   SG&A expenses increased from $1,012,000 in the first six months of fiscal 2021 to $1,373,000 in the first six months of fiscal 2022.  The increase is largely due increased professional fees, increased selling and marketing costs largely due to higher revenue, increased bonus accrual and increased legal fees primarily related to the purchase of the new facility.

Operating income increased 159% from $969,000 in the first six months of fiscal 2021 to $2,511,000 in the first six months of fiscal 2022.   Other income increased from $35,000 in the first six months of fiscal 2021 to $966,000 in the first six months of fiscal 2022.  The first six months of fiscal 2022 included PPP loan forgiveness of $812,000 and scrap income of $172,000.

Net income increased by 246% from $1,004,000, or $0.49 per share, in the first six months of fiscal 2021 to $3,477,000, or $1.67 per share, in the first six months of fiscal 2022.

Management Commentary

As we stated in prior press releases, our plan was to produce and ship aggressively in the first six months of fiscal 2022 in preparation for the facility relocation and then reduce production levels, and net sales, in the last half of the fiscal year due to the facility relocation.  We surpassed our goals in the first half of the 2022 fiscal year.  We still expect sales in fiscal 2022 third quarter to be significantly lower as planned due to the planned facility relocation.  Our current estimate is for net sales in the fiscal 2022 third quarter to be approximately $2.0 to $2.2 million.  Production levels are expected to be above the $2.2 million quarterly level and we expect some inventory build up.

Bookings were lighter than we hoped in the quarter as we continue to see delays in contract awards. We expect our largest contract with Raytheon to be awarded late in the fiscal third quarter or early in the fiscal fourth quarter.

During the quarter we began to see a significant increase in supply chain delays on certain items.   This is symptomatic of the electronics components shortages affecting the automotive and other industries.  We will continue to work with suppliers to attempt to mitigate these disruptions.

We believe our results over the first six months have shown the potential operating leverage the business has.  Unfortunately, the continued impact of the coronavirus has hurt bookings by limiting our ability to make site visits to our existing customers, and potential new customers, to show them Solitron’s capabilities to meet their needs.  Once we are able to make visits, it will be a slow process as site visits frequently lead to further engagement and bookings can be six to twelve months after the initial visit.  Typically, sales are then six to nine months after receipt of bookings.

In the interim we have focused on increasing our web-based marketing and are pleased with the page views our newer products are getting.  We have also manufactured and delivered sample products to customers to review.  In the meantime, our primary focus over the next six months will continue to be completing the new facility upgrades, relocating to the new facility, and adjusting our cost structure.

As our balance sheet has improved, we have begun and will continue to evaluate potential acquisitions.  We would consider everything from small tuck-in acquisitions up to a significant acquisition that would involve the issuance of both debt and equity, if we believe it will increase the intrinsic value of the company on a per share basis.  Our preliminary analysis is that we believe we could issue up to one million shares in a transaction without impacting our tax benefits from historical net operating losses.  We make no guarantees that we will be able to find a suitable acquisition.

Our annual meeting is scheduled for December 9 in West Palm Beach, Florida.

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SOLITRON DEVICES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2021 AND AUGUST 31, 2020
(Unaudited, in thousands except for share and per share amounts)

	For the three months ended	For the three months ended	For the six months ended	For the six months ended
	August 31, 2021	August 31, 2020	August 31, 2021	August 31, 2020

Net sales	4,230	3,103	7,840	5,601
Cost of sales	2,010	1,978	3,956	3,620

Gross profit	2,220	1,125	3,884	1,981

Selling, general and administrative expenses	659	526	1,373	1,012

Operating income	1,561	599	2,511	969

Other income (loss)
Interest expense	(26)	-	(46)	-
Dividend income	1	1	1	7
Realized gain (loss) on investments	(1)	11	26	26
Unrealized gain (loss) on investments	21	24	1	2
Other, net	894	-	984	-
Total other income (loss)	889	36	966	35

Net income	2,450	635	3,477	1,004

Net income per common share-basic and diluted	$1.18	$0.31	$1.67	$0.49

Weighted average common shares outstanding	2,083,462	2,060,457	2,083,462	2,061,703

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SOLITRON DEVICES, INC.
BALANCE SHEETS
AS OF AUGUST 31, 2021 AND FEBRUARY 28, 2021
(in thousands, except for share and per share amounts)
	August 31, 2021	February 28, 2021
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4,482	3,785
Marketable securities	334	248
Accounts receivable	2,085	1,306
Inventories, net	2,505	2,721
Prepaid expenses and other current assets	339	372
TOTAL CURRENT ASSETS	9,745	8,432

Property, plant and equipment, net	4,903	281
Operating lease - right-of-use asset	138	340
Other assets	88	40
TOTAL ASSETS	14,874	9,093

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	323	165
Customer deposits	24	49
Operating lease liability	153	377
Finance lease liability	9	9
Notes payable (PPP loan)	-	43
Mortgage loan	100	-
Accrued expenses and other current liabilities	1,040	740
TOTAL CURRENT LIABILITIES	1,649	1,383

Notes payable (PPP loan), net of current	-	764
Mortgage loan, net of current	2,807	-
Finance lease liability, net of current	8	13
TOTAL LIABILITIES	4,464	2,160

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 500,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares, 2,083,462 shares outstanding, net of 487,801 treasury shares at August 31, 2021 and February 28, 2021	21	21
Additional paid-in capital	1,834	1,834
Retained Earnings	9,967	6,490
Less treasury stock	(1,412)	(1,412)
TOTAL STOCKHOLDERS’ EQUITY	10,410	6,933
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	14,874	9,093

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The preliminary, unaudited financial information disclosed in this press release for the three and six months ended August 31, 2021 is based on management's review of operations for that period and the information available to the Company as of the date of this press release.  An independent registered public accounting firm has not reviewed or performed any procedures with respect to the preliminary, unaudited financial information presented for the second quarter and six months of fiscal 2022.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s unaudited fiscal 2022 second quarter and six month results and the Company’s expectations regarding bookings, net sales, production levels, the completion of facility upgrades, the relocation to the new facility and adjustments to the cost structure in fiscal 2022 as well as its evaluation of potential acquisitions.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) actual bookings and net sales for fiscal year 2022; (2) the global impact of the pandemic outbreak of coronavirus (COVID-19) and its impact on our operations and the operations of our suppliers and clients, staffing levels and labor costs; (3) the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; (4) our ability to complete facility upgrades and relocate to a new facility within the contemplated timeframe; (5) our ability to make the appropriate adjustments to our cost structure; (6) our ability to properly account for inventory in the future; (7) our ability to protect the Company’s net operating losses and tax benefits; (8) volatility and changes in our stock price, corporate or other market conditions; (9) the loss of, or reduction of business from, substantial clients; (10) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (11) changes in government policy or economic conditions; (12) increased competition; (13) the uncertainty of current economic conditions, domestically and globally; (14) our ability to identify and successfully consummate acquisitions on favorable terms, or at all; and (15) other factors contained in the Company’s Securities and Exchange Commission filings, including its most recent Form 10-K, 10-Q and 8-K reports.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com

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